Exhibit 16.1

December 16, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of KALA BIO Inc.’s Form 8-K dated December 16, 2025, and have the following comments:

1.	We agree with the statements made in the first four paragraphs therein.
2.	We have no basis on which to agree or disagree with the statement made in the fifth paragraph therein.

Yours truly,

/s/ Deloitte & Touche LLP